                                                                EXHIBIT 10.21

                            PERSONAL & CONFIDENTIAL

October 27, 2004

Ms. Carol Mills
821 Laverne Way
Los Altos, CA 94022

Dear Carol:

We are delighted to extend an offer to you to join Juniper Networks Inc. ("JNI" or the "Company") as a Vice President and General Manager of the Infrastructure Product Group reporting to me. This letter will confirm the terms of your employment with the Company as follows:

1. Base Salary. In consideration of your services, you will be paid a base salary at the rate of $275,000.00 which will be paid semimonthly in the amount of $11,458.34 less applicable taxes in accordance with JNI's normal payroll processing.

2. Annual Bonus. You will also be eligible to participate in the Juniper Executive Bonus Program, which will be targeted at 100% of your base salary on an annual basis. You are eligible for this bonus beginning FY2005. The details of the bonus plan will be finalized by the Executive Compensation Committee in January 2005. For FY2005, you will receive a guaranteed minimum at target bonus of 25%. This bonus will be paid during our normal FY2005 bonus payout schedule. Any bonuses paid shall be less any applicable withholding taxes.

3. Hire-on Bonus: You will also receive a bonus of $50,000.00, less applicable taxes. This payment will be processed through JNI's regular payroll processing cycle.

4. Stock Options. Effective upon the commencement date of your employment and subject to compliance with applicable state and federal securities laws, I will recommend to the Stock Option Committee that an option of 350,000 shares of JNI Common Stock be granted to you. The Option will have a term of ten (10) years from the date of grant (the "Grant Date"). Your right to exercise the Option will vest cumulatively over a period of four years so long as you remain an employee of the company, with 12/48ths of the shares vesting on the one-year anniversary of the commencement of your employment and 1/48th vesting each month thereafter.

5. Benefits; Expenses. You will be entitled to receive the employee benefits made available to other employees and officers of the Company to the full extent of your eligibility. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our people and their families change. JNI shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

6. Proprietary Information Agreement. Upon commencement of your employment, you will sign the Company's standard employee Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

7. Confidentiality. Except as required by applicable laws, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

8. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association, provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or appropriation of the Company's trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

9. Severance. In the event you are terminated involuntarily by JNI without Cause, as defined below, and provided you execute a full release of claims, in a form satisfactory to JNI, promptly following termination, you will be entitled to receive the following severance benefits (i) an amount equal to six months of your base salary, (ii) an amount equal to half of your annual at target bonus for the fiscal year in which your termination occurs and
     (iii)
     and acceleration of six months of vesting of the above specified stock options. For purposes of this Agreement, "Cause" is defined as (i) willfully engaging in gross misconduct that is demonstrably injurious to JNI; (ii) willful act or acts of dishonesty or malfeasance undertaken by you; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform your duties with JNI (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute "Cause" only if such failure continues after the JNI CEO or Board of Directors has provided you with a written demand for substantial performance setting forth in detail the specific respects in which it believes you have willfully and not substantially performed your duties thereof and you have been provided a reasonable opportunity (to be not less than 30 days) to cure the same. In addition, and subject to the approval of the Board of Directors or Compensation Committee of the Board of Directors, should change of control benefits be granted to any Section 16 reporting officer after the date hereof, you will receive the same change in control benefits.

The terms of this offer are contingent upon the approval of the Compensation Committee of the Board of Directors.

For purposes of federal immigration law, you will be required to provide to JNI documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with JNI, or our employment relationship with you may be terminated. Documents, which may be submitted for inspection, include one of the following: current passport, alien registration card, or certificate of U.
S. citizenship or naturalization. Alternately, you may submit one of each of the following two categories: (1) current state issued driver's license or I.D. card with photograph, U. S. military card; (2) original social security card, birth certificate issued by state, county or municipal authority bearing a seal or other certification, or unexpired INS Employment authorization.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company's Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company's Immigration Department before beginning employment.

If you choose to accept this offer, your employment with JNI will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. JNI will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Carol, let me close by reaffirming our belief that the skill and background you bring to Juniper Networks will be instrumental to the future success of the company. We look forward to you joining our team. If you have any questions regarding this offer, please contact me.

You may accept this offer by signing below and returning the original letter along with the enclosed paperwork to June Weaver at 1194 N. Mathilda Avenue, Sunnyvale, CA. 94089. Please retain the extra original letter for your personal records.

Very truly yours,

/s/ Scott Kriens
Scott Kriens
Chief Executive Officer

JUNIPER NETWORKS, INC.


     I accept the terms of this letter and agree to keep the terms of this letter confidential.

         /s/ Carol G. Mills                                    10/1/04
         ----------------------------------------------------
         Signature of Carol G. Mills                           Date

         Start date.  11/10/2004, 2004